 EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

FNB BANKING COMPANY

1.

The name of the Corporation is: “FNB BANKING COMPANY”.

2.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

3.

The Corporation shall have perpetual duration.

4.

The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify by resolution.

5.

The Corporation shall have authority to issue 5,000,000 shares of $10.00 par value common stock.

6.

The Corporation shall be entitled to purchase its own shares out of its unreserved and unrestricted earned and capital surplus available therefor.

7.

The Corporation shall be entitled to distribute a portion of its assets to its shareholders out of capital surplus available therefor.

8.

The pre-emptive right of any shareholder to acquire authorized and unissued shares of the Corporation is denied.

9.

(a)        Except as provided in subparagraph (b) of this Article 9, the Board of Directors shall have the right to adopt, amend or repeal the By-laws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)        Notwithstanding subparagraph (a) of this Article 9, any amendment of the By-laws of the Corporation changing the number of directors will require the affirmative vote of at least eighty percent (80%) of the directors then in office or the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

(c)        Unless eighty percent (80%) of the directors then in office shall approve the proposed change, this Article 9 may be amended or rescinded only by the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

 10.

(a)         At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, only by the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)         Unless eighty percent (80%) of the directors then in office shall approve the proposed change, this Article 10 may be amended or rescinded only by the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

11 .

(a)         Except as set forth in subparagraph (d) of this Article 11, the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of the Corporation entitled to vote thereon shall be required to approve:

(i)	any merger or consolidation of the Corporation with or into any other corporation; and

(ii)	any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity;

if, as of the record date for determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity which is a party to such a transaction is the beneficial owner, directly or indirectly, of 5% or more of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)       For purposes of this Article 11 any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of the Corporation:

(i)	which it owns directly, whether or not of record, or
(ii)	which it has the right to acquire, pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, or
(iii)

which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of subparagraph (b)(ii) above), by an “affiliate” or “associate” (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1982) of the other corporation, person or entity, or

(iv)

which are beneficially owned, directly or indirectly (including shares deemed owned through application of subparagraph (b)(ii) above), by any other corporation, person or entity with which it or its “affiliate” or “associate” (as defined above) has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of the Corporation.

For the purpose of determining whether a corporation, person or entity is the beneficial owner of one or more of the issued and outstanding shares of the Corporation, the issued and outstanding shares of the Corporation shall include shares not in fact issued and outstanding but deemed owned through the application of clauses (b)(ii), (iii) and (iv) above, but shall not include any other shares which are not then issued and outstanding but which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options or otherwise.

(c)     The Board of Directors shall have the power and duty to determine for the purposes of this Article 11, on the basis of information known to the Corporation, whether:

(i)	such other corporation, person or entity beneficially owns, directly or indirectly, more than 5% of the issued and outstanding shares of the Corporation entitled to vote in an election of directors;
(ii)	a corporation, person or entity is an ”affiliate“ or ”associate“ (as defined above) of another;
(iii)	any sale, lease, exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation;
(iv)	the memorandum of understanding referred to in subparagraph (d) below is substantially consistent with the transaction covered thereby.

Any such determination shall be conclusive and binding for all purposes of this Article 11.

(d)       The provisions of this Article 11 shall not apply to:

(i)

any merger or similar transaction with any corporation if a majority of the directors of the Corporation then in office has approved a memorandum of understanding with such other corporation with respect to such transaction prior to the time that such other corporation shall have become the beneficial owner of more than 5% of the issued and outstanding shares of the Corporation entitled to vote in an election of directors; or after such acquisition of 5% of the issued and outstanding shares, if eighty percent (80%) or more of the directors then holding office approve such transaction prior to its consummation; or

(ii)

any merger or consolidation of the Corporation with, or any sale or lease to the Corporation (or any subsidiary thereof) of any assets of, or any sale or lease by the Corporation (or any subsidiary thereof) of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in an election of directors is owned of record or beneficially by the Corporation and its subsidiaries.

(e)        Unless eighty percent (80%) of the directors then in office shall approve the proposed change, this Article 11 may be amended or rescinded only by the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of the Corporation entitled to vote thereon at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

12.

(a)       The Board of Directors, when evaluating any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate any other corporation with the Corporation, or (c) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (i) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary banks of the Corporation are charged with providing support to and being involved in the communities they serve), and (ii) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.

(b)       Unless eighty percent (80%) of the directors then in office shall approve the proposed change, this Article 12 may be amended or rescinded only by the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

The original Articles of Incorporation (the “Original Articles”) of the Corporation are superceded in their entirety by the foregoing Amended and Restated Articles of Incorporation (“the Amended Articles”) of the Corporation.  The Amended Articles reflect modifications of provisions XIII through XVI of the Original Articles which are set forth in the Amended Articles as provisions 9 through 12. Apart from provisions XIII through XVI of the Original Articles and those provisions of the Original Articles which, by statute, need not be included herein, the foregoing provisions of the Amended Articles merely restate the provisions of the Original Articles.

The Board of Directors of the Corporation unanimously authorized the amendment and restatement of the Original Articles on the  12th day of  October, 1982. The sole shareholder of the Corporation, who owns all of the 50 issued and outstanding shares of common stock, $10 par value, approved such amendment and restatement on the 12th  day of October, 1982.  The affirmative shareholder vote required to adopt such amendment and restatement was 40 shares or 80% of the issued and outstanding shares of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation, this 12th   day of October , 1982.

[CORPORATE SEAL]	FNB BANKING COMPANY

Attest: /s/ B.F. Akin B.F. Akin Secretary	By: /s/ C.A. Knowles C.A. Knowles President

SCHEDULE 1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FNB BANKING COMPANY

I.

The name of the Corporation is FNB BANKING COMPANY.

II.

The Amended and Restated Articles of Incorporation of the Corporation are amended by changing Article 5 thereof to read as follows (“Amendment 1”):

5.
            “The Corporation shall have authority to issue 5,000,000 shares of $1 par value common stock.”

III.

The Amended and Restated Articles of Incorporation of the Corporation are further amended by adding a new Article 13 thereto to read as follows (“Amendment 2”):

“A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) the types of liability set forth in Section. 14-2-154 of the Georgia Business Corporation Code dealing with illegal or unauthorized (i) distributions of corporate assets, whether as dividends or in liquidation of the corporation, or otherwise, (ii) repurchases of stock or (iii) commencement of business; or (d) any transaction from which the director derived an improper personal benefit. If, after approval by the shareholders of this provision, the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.”

IV.

The foregoing amendments (the “Amendments”) were adopted by the shareholders on April 16, 1987.

V.

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation was required to adopt the Amendments. There were 600,000 shares of common stock outstanding and entitled to vote on the Amendments, and 501,211 shares were voted in favor of Amendment 1 and 506,545 shares were voted in favor of Amendment 2.

VI.

Amendment 1 effects a change in the amount of stated capital of the Corporation by reducing the par value of its common stock from $10.00 per share to $1.00 per share so that its stated capital will be reduced from $6,000,000 to 600,000.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have hereunto executed these Articles of Amendment this   16   day of   April   , 1987.

FNB BANKING COMPANY

By: /s/ R. Dallis Copeland R. Dallis Copeland President and Treasurer
ATTEST:

/s/ Robin W. Nance Robin W. Nance Assistant Secretary
[CORPORATE SEAL]